Exhibit 5.1
Opinion of Counsel
                       BRENMAN BROMBERG & TENENBAUM, P.C.
                        1775 Sherman Street, Suite 1001
                             Denver, CO 80203-4314
                              Phone (303) 894-0234
                               Fax (303) 839-1633


                                August 17, 1998

The Board of Directors
Entropin, Inc.
45926 Oasis Street
Indio, CA 92201

Re:      Form SB-2 Registration Statement
         Opinion of Counsel

Gentlemen:

         Reference is made to the registration statement (the"Registration Statement") on Form SB-2 filed by Entropin, Inc. (the "Company") on behalf of certain shareholders of the Company ("Selling Shareholders") (Registration No. 333-51737) filed with the Securities and Exchange Commission under the Securities Act of 1933 , as amended. The Registration Statement relates to: (i) 5,754,546 shares of Common Stock of the Company; and, (ii) 296,668 Shares of Common Stock underlying options.

         We have acted as counsel to the Company in connection with the preparation of the Registration Statement relating to the proposed resale of shares of Common Stock by the Selling Shareholders. In such capacity, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as restated and amended, and Bylaws, as amended, of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

         Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that:

         (1) The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Colorado; and

         (2) The shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and non-assessable.

         (3) The shares of Common Stock to be issued to holders of the options and the Selling Shareholders, upon exercise and payment of the exercise price stated in the options


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Entropin, Inc.
July 21, 1998
Page 2
                  held  by  the  Selling  Shareholders,   will  have  been  duly
                  authorized, validly issued, fully paid and non-assessable.

         This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties. This opinion is furnished to you solely in connection with the transactions referred to herein, and may not be relied on, quoted by or otherwise referred to by any other person, firm or entity without our prior written consent.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the Prospectus.

                                        Very truly yours,


                                        /s/ Brenman Bromberg & Tenenbaum, P.C.